EXHIBIT 99B.1


CONSOLIDATED STATEMENTS OF                                 U S WEST, Inc.
INCOME  (UNAUDITED)
                                                  Quarter Ended
Dollars in millions,                              September 30,     %
except per share amounts                         1994      1993    Change
- - ----------------------------------------     --------------------------------
SALES AND OTHER REVENUES                        $2,765    $2,577     7.3

EXPENSES
Employee-related costs                             968       912     6.1
Other operating expenses                           532       514     3.5
Taxes other than income taxes                      109       107     1.9
Restructuring charge                                -      1,000      -
Depreciation and amortization                      509       477     6.7
Interest expense                                   104       101     3.0
Other income (expense) - net                       (29)       -       -
                                             --------------------------------
Income (loss) from continuing operations
 before income taxes and
 extraordinary items                               514      (534)     -

Provision (benefit) for income taxes               196      (159)     -
                                             --------------------------------
Income (loss) from continuing operations
 before extraordinary items                        318      (375)     -

Discontinued operations                             -        (20)     -

Extraordinary items:
 Discontinuance of SFAS No. 71, net of tax          -     (3,123)     -
 Early extinguishment of debt, net of tax           -        (27)     -
                                             --------------------------------
NET INCOME (LOSS)                                 $318   ($3,545)     -
                                             ===============================

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.


CONSOLIDATED STATEMENTS OF                                 U S WEST, Inc.
INCOME  (UNAUDITED)
                                                  Quarter Ended
                                                  September 30,      %
                                                 1994      1993    Change
- - ----------------------------------------     --------------------------------
Earnings (loss) per common share:
 Continuing operations                           $0.70    ($0.90)     -
 Discontinued operations                            -      (0.05)     -
 Extraordinary items:
  Discontinuance of SFAS No. 71                     -      (7.49)     -
  Early extinguishment of debt                      -      (0.06)     -
                                             --------------------------------
EARNINGS (LOSS) PER COMMON SHARE                 $0.70    ($8.50)     -
                                             ================================
